Exhibit (8)(F)


                               CUSTODY AGREEMENT

THIS AGREEMENT made the 1st day of March, 1996, by and between INVESTORS FIDUCIARY TRUST COMPANY, a trust company chartered under the laws of the state of Missouri, having its trust office located at 127 West 10th Street, Kansas City, Missouri 64105 ("Custodian"), and AMERICA'S UTILITY FUND, a Maryland corporation having its principal office and place of business at 901 East Byrd Street, Richmond, Virginia 23219 ("Fund").

                                  WITNESSETH:

         WHEREAS, Fund desired to appoint Investors Fiduciary Trust Company as custodian of the securities and monies of the Fund's investment portfolio: and

         WHEREAS, Investors Fiduciary Trust Company is willing to accept such appointment;

         NOW THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

1. APPOINTMENT OF CUSTODIAN. Fund hereby constitutes and appoints Custodian as custodian of the assets of the Fund, which is to include:

         A. Appointment as custodian of the securities and monies at any time owned by the Fund; and

         B. Appointment as agent to perform certain accounting and recordkeeping functions required of a registered investment company in compliance with applicable provisions of federal, state and local laws, rules and regulations including, as may be required:

                  1. Providing information necessary for Fund to file required financial reports; maintaining and preserving required books, accounts and records as the basis for such reports; and performing certain daily



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                           functions in connection with such accounts and
                           records;

                  2.       Calculating weekly net asset value of Fund; and

                  3.       Acting as liaison with independent auditors.

2. DELIVERY OF CORPORATE DOCUMENTS. Fund has delivered or will deliver to Custodian prior to the effective date of this Agreement, copies of the following documents and all amendments or supplements thereto, properly certified or authenticated:

         A. Resolutions of the Board of Directors of Fund appointing Custodian as custodian hereunder and approving the form of this Agreement; and

         B. Resolutions of the Board of Directors of Fund designating certain persons to give instructions on behalf of Fund to Custodian and authorizing Custodian to rely upon written instructions over their signatures.

3.       DUTIES AND RESPONSIBILITIES OF CUSTODIAN.

         A.       Delivery of Assets

                  Fund will deliver or cause to be delivered to Custodian on the effective date of this Agreement, or as soon thereafter as practicable, and from time to time thereafter, all portfolio securities acquired by it and monies then owned by it or from time to time coming into its possession during the time this Agreement shall continue in effect, except in any case as permitted by the Investment Company Act of 1940, as amended (the "1940 Act"). Custodian shall have no responsibility or liability whatsoever for or on account of securities or monies not so delivered. All securities so delivered to Custodian (other than bearer securities) shall be registered in the name of Fund or its nominee, or of a nominee of Custodian in which no assets in which the Custodian has any direct or indirect beneficial interest are registered, or, if certificated securities, shall be properly endorsed and in form for transfer satisfactory to Custodian.

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         B.       Delivery of Accounts and Records

                  Fund shall, upon request of Custodian, turn over or cause to be turned over to Custodian originals or copies of any of the Fund's relevant accounts and records previously maintained which are necessary to the proper performance of the Custodian's duties hereunder. Custodian shall be entitled to rely conclusively on the completeness and correctness of the accounts and records turned over to it, and Fund shall indemnify and hold Custodian harmless of and from any and all expenses, damages and losses whatsoever arising out of or in connection with any error, omission, inaccuracy or other deficiency of such accounts and records or in the failure of Fund to provide, or to provide in a timely manner, any accounts, records or information needed by the Custodian knowledgeably to perform its function hereunder.

         C.       Delivery of Assets to Third Parties

                  Custodian will receive delivery of and keep safely the assets of Fund delivered to it from time to time and the assets of the Fund segregated in a separate account. Custodian will not deliver, assign, pledge or hypothecate any such assets to any person except as permitted by the provisions of this Agreement or any agreement executed by it according to the terms of
                  Section 3.S. of this Agreement. Upon delivery of any such assets to a subcustodian pursuant to Section 3.S. of this Agreement, Custodian will create and maintain records identifying those assets which have been delivered to the subcustodian as belonging to the Fund. The Custodian is responsible for the safekeeping of the securities and monies of Fund only until they have been transmitted to and received by other persons as permitted under the terms of this Agreement, except for securities and monies transmitted to subcustodians appointed under Section 3.S. of this Agreement, for which Custodian remains responsible to the extent provided in Section 3.S. hereof. Custodian may participate directly or indirectly through a subcustodian in the Depository Trust Company, Treasure/Federal Reserve Book Entry System, Participant Trust Company, or

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                  other depository approved by the Fund (as such entities are defined at 17 CFR Section 270.17F-4(b)).

         D.       Registration of Securities

                  Custodian will hold stocks and other registerable portfolio securities of Fund registered in the name of Fund or in the name of any nominee of Custodian for whose fidelity and liability Custodian will be fully responsible, or in street certificate form, so-called, with or without any indication of fiduciary capacity. Unless otherwise instructed, Custodian will register all such portfolio securities in the name of its authorized nominee. Notwithstanding the foregoing, the Custodian shall not register in the name of such nominee any assets of the Custodian other than assets held as a fiduciary, custodian or otherwise for customers. All securities, and the ownership thereof by Fund, which are held by Custodian hereunder shall at all times be identifiable on the records of the Custodian. The Fund agrees to hold Custodian and its nominee harmless for any liability as a recordholder of securities held in custody.

         E.       Exchange of Securities

                  Upon receipt of instructions as defined herein in Section 4.A, Custodian will exchange, or cause to be exchanged, portfolio securities held by it for the account of Fund for other securities or cash issued or paid in connection with any reorganization, recapitalization, merger, consolidation, split-up of shares, change of par value, conversion or otherwise, and will deposit any such securities in accordance with the terms of any reorganization or protective plan. Without instructions, Custodian is authorized to exchange securities held by it in temporary form for securities in definitive form, to effect an exchange of shares when the par value of the stock is changed, and, upon receiving payment therefor, to surrender bonds or other securities held by it at maturity or when advised of earlier call for redemption, except that Custodian shall receive instructions prior to surrendering any convertible security.

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         F.       Purchases of Investments of the Fund

                  Fund will, on each business day on which a purchase of securities shall be made by it, deliver to Custodian instructions which shall specify with respect to each such purchase:

                  1. The name of the issuer and description of the security;

                  2. The number of shares or the principal amount purchased, and accrued interest, if any;

                  3.       The trade date;

                  4.       The settlement date;

                  5. The purchase price per unit and the brokerage commission, taxes and other expenses payable in connection with the purchase;

                  6.       The total amount payable upon such purchase; and

                  7. The name of the person from whom or the broker or dealer through whom the purchase was made.

                  In accordance with such instructions, Custodian will pay for out of monies held for the account of Fund, but only insofar as monies are available therein for such purpose, and receive the portfolio securities so purchase by or for the account of Fund except that Custodian may in its sole discretion advance funds to the Fund which may result in an overdraft because the monies held by the Custodian on behalf of the Fund are insufficient to pay the total amount payable upon such purchase. Such payment will be made only upon receipt by Custodian of the securities so purchased in form for transfer satisfactory to Custodian.

         G. Sales and Deliveries of Investments of the Fund - Other than Options and Futures

                  Fund will, on each business day on which a sale of investment securities of Fund has been made, deliver to Custodian instructions specifying with respect to each such sale:

                  1. The name of the issuer and description of the securities;

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                  2.       The number of shares or principal amount sold, and
                           accrued interest, if any;

                  3. The date on which the securities sold were purchased or other information identifying the securities sold and to be delivered;

                  4.       The trade date;

                  5.       The settlement date;

                  6. The sale price per unit and the brokerage commission, taxes or other expenses payable in connection with such sale;

                  7. The total amount to be received by the Fund upon such sale; and

                  8. The name and address of the broker or dealer through whom or person to whom the sale was made. In accordance with such instructions, Custodian will deliver or cause to be delivered the securities thus designated as sold for the account of Fund to the broker or other person specified in the instructions relating to such sale, such delivery to be made only upon receipt of payment therefor in such form as is satisfactory to Custodian, with the understanding that Custodian may deliver or cause to be delivered securities for payment in accordance with the customs prevailing among dealers in securities.

         H. Purchases or Sales of Security Options, Options on Indices and Security Index Futures Contracts

                  Fund will, on each business day on which a purchase or sale of the following options and/or futures shall be made by it, deliver to Custodian instructions which shall specify with respect to each such purchase or sale:

                  1.       Security Options

                           a. The underlying security;

                           b. The price at which purchased or sold;

                           c. The expiration date;

                           d. The number of contracts;

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                           e.       The exercise price;

                           f. Whether the transaction is an opening, exercising, expiring or closing transaction;

                           g. Whether the transaction involves a put or call;

                           h.       Whether the option is written or purchased;

                           i.       Market on which option traded;

                           j. Name and address of the broker or dealer through whom the sale or purchase was made.

                  2.       Options on Indices

                           a.       The index;

                           b.       The price at which purchased or sold;

                           c.       The exercise price;

                           d.       The premium;

                           e.       The multiple;

                           f.       The expiration date;

                           g. Whether the transaction is an opening, exercising, expiring or closing transaction;

                           h. Whether the transaction involves a put or call;

                           i.       Whether the option is written or purchased;

                           j. The name and address of the broker or dealer through whom the sale or purchase was made, or other applicable settlement instructions.

                  3.       Security Index Futures Contracts

                           a. The last trading date specified in the contract and, when available, the closing level, thereof;

                           b. The index level on the date the contract is entered into;

                           c.       The multiple;

                           d.       Any margin requirements;


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                           e.       The need for a segregated margin account (in
                                    addition to instructions, and if not already in the possession of Custodian, Fund shall deliver a substantially complete and executed custodial safekeeping account and procedural agreement which shall be incorporated by reference into this Custody Agreement); and

                           f.       The name and address of the futures
                                    commission merchant through whom the sale or purchase was made, or other applicable settlement instructions.

                  4.       Options on Index Future Contracts

                           a.       The underlying index future contract;

                           b.       The premium;

                           c.       The expiration date;

                           d.       The number of options;

                           e.       The exercise price;

                           f. Whether the transaction involves an opening, exercising, expiring or closing transaction;

                           g. Whether the transaction involves a put or call;

                           h.       Whether the option is written or purchased;
                                    and

                           i.       The market on which the option is traded.

         H.II.    Deposit of Fund Assets in Securities Systems

                  The Custodian may, directly or through a subcustodian, deposit and/or maintain securities owned by the Fund in a clearing agency registered with the Securities and Exchange Commission under Section 17A of the Securities Exchange Act of 1934, as amended, which acts as a securities depository, or in the book-entry system authorized by the U.S. Department of the Treasury and certain federal agencies (each referred to herein as a "Securities System"), in accordance with applicable Federal Reserve Board and Securities and Exchange Commission rules and regulations, if any, and subject to the following provisions:

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         1.       The Custodian may keep securities of the Fund in a Securities
                  System provided that such securities are represented in an account ("Securities System Account") of the Custodian or its subcustodian in the Securities System which shall not include any assets of the Custodian or its subcustodian other than assets held as a fiduciary, custodian or otherwise for customers;

         2. The records of the Custodian with respect to securities of the Fund which are maintained in a Securities System shall identify by book-entry those securities belonging to the Fund;

         3. The Custodian shall pay for securities purchased for the account of the Fund upon (i) receipt of advice from the Securities System that such securities have been transferred to the Securities System Account, and (ii) the making of an entry on the records of the Custodian to reflect such payment and transfer for the account of the Fund. The Custodian shall transfer securities sold for the account of the Fund upon (i) receipt of advice from the Securities System that payment for such securities have been transferred to the Securities Systems Account, and (ii) the making of an entry on the records of the Custodian to reflect such transfer and payment for the account of the Fund. Copies of all advices from the Securities System of transfers of securities for the account of the Fund shall identify the Fund, be maintained for the Fund by the Custodian and be provided to the Fund at its request. Upon request, the Custodian shall furnish the Fund confirmation of each transfer to or from the account of the Fund in the form of a written advice or notice and shall furnish to the Fund copies of daily transaction sheets reflecting each day's transactions in the Securities System for the account of the Fund;

         4. The Custodian shall provide to the Fund any report obtained by the Custodian on the Securities System's accounting system, internal accounting control, and procedures for safeguarding securities deposited in the Securities System;

         5. Subject to the terms of Section 3.S hereof, the Custodian shall be liable to the Fund for any loss or damage to the Fund resulting from use of a Securities

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                  System to the extent resulting from any negligence,
                  misfeasance or misconduct of the Custodian or its subcustodian or of any of its or their employees, or from failure of the Custodian or its subcustodian to enforce effectively such rights as it may have against the Securities System; at the election of the Fund, the Fund shall be entitled to be subrogated to the rights of the Custodian with respect to any claim against the Securities System or any other person which the Custodian may have as a consequence of any such loss or damage if and to the extent that the Fund has not been made whole for any such loss or damage.

         H.III.   Segregated Account

                  The Custodian shall upon receipt of instructions establish and maintain a segregated account or accounts for and on behalf of the Fund, into which account or accounts may be transferred cash and/or securities, including securities maintained in an account by the Custodian pursuant to Section 3.H.II. hereof:
                  (i) in accordance with the provisions of any agreement among the Fund, Custodian and broker-dealer registered under the Securities Exchange Act of 1934, as amended and a member of the National Association of Securities Dealers, Inc. (or any futures commission merchant registered under the Commodity Exchange Act), relating to compliance with the rules of The Options Clearing Corporation and of any registered national securities exchange (or Commodity Futures Trading Commission or any registered contract market), or any similar organization or organizations, regarding escrow or other arrangements in connection with transactions by the Fund; (ii) for purposes of segregating cash or government securities in connection with options purchased, sold or written by the Fund or commodity futures contracts or options thereon purchased or sold by the Fund; (iii) for the purposes of complying with the procedures required by Investment Company Act Release No. 10666, or any subsequent releases by the Securities and Exchange Commission relating to the maintenance of segregated accounts by registered investment companies; and (iv) for other proper corporate purposes as instructed by the Fund.

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         I.       Securities Pledged or Loaned
                  If specifically allowed for in the prospectus of Fund:

                  1. Upon receipt of instructions, Custodian will release or cause to be released securities held in custody to the pledgee designated in such instructions by way of pledge or hypothecation to secure any loan incurred by the Fund; provided, however, that the securities shall be released only upon payment to Custodian of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made, further securities may be released or caused to be released for that purpose upon receipt of instructions. Upon receipt of instructions, Custodian will pay, but only from funds available for such purpose, any such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing such loan.

                  2. Upon receipt of instructions, Custodian will release securities held in custody to the borrower designated in such instructions; provided, however, that the securities will be released only upon deposit with Custodian of collateral in the form of cash or eligible securities as specified in such instructions, and that Fund will retain the right to any dividends, interest or distribution on such loaned securities. Upon receipt of instructions and the loaned securities, Custodian will release the cash collateral to the borrower.

         J.       Routine Matters

                  Custodian will, in general, attend to all routine and mechanical matters in connection with the sale, exchange, substitution, purchase, transfer, or other dealings with securities or other property of Fund except as may be otherwise provided in this Agreement or directed from time to time by the Board of Directors of Fund.


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         K.       Deposit Account

                  Custodian will open and maintain one or more special purpose deposit accounts in the name of Custodian in its capacity as custodian for the Fund ("Accounts"), subject only to draft or order by Custodian upon receipt of instructions. All monies received by Custodian from or for the account of the Fund shall be deposited in the appropriate Account. Barring events not in the control of the Custodian such as strikes, lockouts or labor disputes, riots, war or equipment or transmission failure or damage, fire, flood, earthquake or other natural disaster, action or inaction of governmental authority or other causes beyond its control, at 9:00 a.m., Kansas City time, on the second business day after deposit of any check into an Account, Custodian agrees to make Fed Funds available to the Fund in the amount of the check. Deposits made by Federal Reserve wire will be available to the Fund immediately and ACH wires will be available to the Fund on the next business day. Income earned on the portfolio securities will be credited to the Fund based on the schedule attached as Exhibit A. The Custodian will be entitled to reverse any credited amounts where credits have been made and monies are not finally collected. If monies are collected after such reversal, the Custodian will credit the Fund in that amount. Custodian may open and maintain Accounts in such other banks or trust companies as may be designated by it or by properly authorized resolution of the Board of Directors of Fund, such Account, however, to be in the name of Custodian in its capacity as such and subject only to its draft or order as such.

         L.       Income and other Payments to Fund

                  Custodian will:

                  1. Collect, claim and receive and deposit for the account of Fund all income and other payments which become due and payable on or after the effective date of this Agreement with respect to the securities deposited under this Agreement, and credit the account of Fund in accordance with Section 3.K. and the schedule attached hereto as Exhibit


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                           A.  If, for any reason, the Fund is credited with
                           income that is not subsequently collected, Custodian may reverse that credited amount.

                  2. Execute ownership and other certificates and affidavits for all federal, state and local tax purposes in connection with the collection of bond and note coupons; and

                  3. Take such other action as may be necessary or proper in connection with:

                           a. the collection, receipt and deposit of such income and other payments, including but not limited to the presentation for payment of:

                                    (1)     all coupons and other income items
                                            requiring presentation; and

                                    (2)     all other securities which may
                                            mature or be called, redeemed,
                                            retired or otherwise become payable
                                            and regarding which the Custodian
                                            has actual knowledge, or should
                                            reasonably be expected to have
                                            knowledge; and

                           b. the endorsement for collection, in the name of Fund, of all checks, drafts or other negotiable instruments.

                  Custodian, however, will not be required to institute suit or take other extraordinary action to enforce collection except upon receipt of instructions and upon being indemnified to its satisfaction against the costs and expenses of such suit or other actions. Custodian will receive, claim and collect all stock dividends, rights and other similar items and will deal with the same pursuant to instructions. Unless prior instructions have been received to the contrary, Custodian will, without further instructions, sell any rights held for the account of Fund on the last trade date prior to the date of expiration of such rights.

         M.       Payment of Dividends and other Distributions

                  On the declaration of any dividend or other distribution on the shares of capital stock of the Fund ("Fund Shares") by the Board of Directors of Fund, Fund


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                  shall deliver to Custodian instructions with respect thereto, including a copy of the resolution of said Board of Directors certified by the Secretary or an Assistant Secretary of Fund wherein there shall be set forth the record date as of which shareholders entitled to receive such dividend or other distribution shall be determined, the date of payment of such dividend or distribution, and the amount payable per share on such dividend or distribution. Except if the ex-dividend date and the reinvestment date of any dividend are the same, in which case funds shall remain in the Custody Account, on the date specified in such resolution for the payment of such dividend or other distribution, Custodian will pay out of the monies held for the account of the Fund, insofar as the same shall be available for such purposes, and credit to the account of the Dividend Disbursing Agent for Fund, such amount as may be necessary to pay the amount per share payable in cash on Fund Shares issued and outstanding on the record date established by such resolution.

         N.       Shares of Fund Purchased by Fund

                  Whenever any Fund Shares are repurchased or redeemed by Fund, Fund or its agent shall advise Custodian of the aggregate dollar amount to be paid for such shares and shall confirm such advice in writing. Upon receipt of such advice, Custodian shall charge such aggregate dollar amount to the account of the Fund and either deposit the same in the account maintained for the purpose of paying for the repurchase or redemption of Fund Shares or deliver the same in accordance with such advice. Custodian shall not have any duty or responsibility to determine that Fund Shares have been removed from the proper shareholder account or accounts or that the proper number of Fund Shares have been cancelled and removed from the shareholder records.

         O.       Shares of Fund Purchased from Fund

                  Whenever Fund Shares are purchased from Fund, Fund will deposit or cause to be deposited with Custodian the amount received for such shares.


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                  Custodian shall not have any duty or responsibility to
                  determine that Fund Shares purchased from Fund have been added to the proper shareholder account or accounts or that the proper number of such shares have been added to the shareholder records.

         P.       Proxies and Notices

                  The Custodian shall, with respect to securities held hereunder, cause to be promptly executed by the registered holder of such securities, if the securities are registered otherwise than in the name of the Fund or a nominee of the Fund, all proxies, without indication of the manner in which such proxies are to be voted, and shall promptly deliver to the Fund such proxies, all proxy soliciting materials and all notices, requests, or announcements relating to such securities. Except as provided in this Agreement or pursuant to instructions hereafter received by Custodian, neither it nor its nominee will exercise any power inherent in any such securities, including any power to vote the same, or execute any proxy, power of attorney, or other similar instrument voting any of such securities, or give any consent, approval or waiver with respect thereto, or take any other similar action.



         Q.       Disbursements

                  Custodian will pay or cause to be paid insofar as funds are available for the purpose, bills, statements and other obligations of Fund (including but not limited to obligations in connection with the conversion, exchange or surrender of securities owned by Fund, interest charges, dividend disbursements, taxes, management fees, custodian fees, legal fees, auditors' fees, transfer agents' fees, brokerage commissions, compensation to personnel, and other operating expenses of Fund) pursuant to instructions of Fund setting forth the name of the person to whom payment is to be made, the amount of the payment, and the purpose of the payment.

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         R.       Daily Statement of Accounts

                  Custodian will render to Fund daily a detailed statement of the amounts received or paid and of securities received or delivered for the account of Fund during each business day. Custodian will render to Fund monthly a detailed statement of the securities and monies held for Fund under this Agreement, and Custodian will maintain such books and records as are necessary to enable it to do so and will permit such persons as are authorized by Fund including Fund's independent public accountants, access to such records or, in the case of such records maintained on any computer, computer system or computer network, confirmation of the contents of such records. If demanded by federal and state regulatory agencies or upon receipt of instructions from Fund, Custodian will permit such agencies to examine the securities, books and records. Upon the written instructions of Fund or as demanded by federal or state regulatory agencies, Custodian will instruct any subcustodian to permit such persons as are authorized by Fund, including Fund's independent public accountants, access to such records or, in the case of such records maintained on any computer, computer system or computer network, confirmation of the contents of such records and to permit such agencies to examine the books, records and securities held by such subcustodian which relate to Fund.

         S.       Appointment of Subcustodian

                  1. Notwithstanding any other provisions of this Agreement, all or any of the monies or securities of Fund may be held in Custodian's own custody or in the custody of one or more other banks or trust companies acting as subcustodians as may be selected by Custodian. Custodian shall be responsible for the actions of any subcustodian appointed by Custodian (except any subcustodian appointed at the instruction of the Fund as provided below and as provided in Section S.2. below) to the same extent Custodian is responsible to the Fund under
                  Section 5. of this Agreement. Any such subcustodian selected by the Custodian must have the qualifications required for custodian under the 1940 Act. Custodian is not responsible for DTC, the Treasury/Federal Reserve Book Entry System, and PTC except to the extent such entities are responsible to Custodian; provided, however, that the foregoing shall not relieve Custodian of its liability hereunder to the extent attributable to its own negligence or bad faith. Upon instruction of the Fund, Custodian shall be willing to contract with other subcustodians reasonably acceptable to the Custodian for purposes of (i) effecting third-party repurchase transactions with banks, brokers, dealers, or other entities through the use of a common custodian or subcustodian, or (ii) providing depository and clearing agency services with respect to certain variable rate demand note securities; provided, however, that the Custodian will be responsible to the Fund for any loss, damage or expense suffered or incurred by the Fund resulting from the actions or omissions of any such subcustodian only to the same extent such subcustodian is responsible to the Custodian; and provided, further, however, that the foregoing shall not relieve Custodian of its liability hereunder to the extent attributable to its own negligence or bad faith. The Fund shall be entitled to review Custodian's contracts with any such subcustodian appointed at the instruction of Fund.

                  2. Notwithstanding any other provisions of this Agreement, Fund's foreign securities (as defined in Rule 17f-5(c)(1) under the 1940 Act) and Fund's cash or cash equivalents, in amounts deemed by the Fund to be reasonably necessary to effect Fund's foreign securities transactions, may be held in the custody of one or more banks or trust companies acting as subcustodians, according to Section 3.S.1; and thereafter, pursuant to a written contract or contracts as approved by Fund's Board of Directors, may be transferred to an account maintained by such subcustodian with an eligible foreign custodian (as defined in Rule 17f-

                           5(c)(2)) approved by the Fund's Board of Directors. Custodian shall be responsible for the monies and securities of the Fund held by eligible foreign subcustodians or the domestic subcustodian contracting with such eligible foreign subcustodians only to the same extent such domestic subcustodian is responsible to the Custodian.

         T.       Accounts and Records

                  Custodian with the direction and as interpreted by the Fund, Fund's accountants and/or other tax advisors will prepare and maintain, in complete, accurate and current form, all accounts and records (i) required to be maintained by Fund with respect to portfolio transactions under Rule 31a of the 1940 Act, (ii) required to be maintained as a basis for calculation of the Fund's net asset value, and (iii) as otherwise agreed upon between the parties. Custodian will preserve said records in the manner and for the periods prescribed in the 1940 Act or for such longer period as is agreed upon by the parties. Custodian relies upon Fund to furnish, in writing, accurate and timely information to complete Fund's records and perform weekly calculation of the Fund's net asset value, as provided in Section 3.W. below. Custodian shall incur no liability and Fund shall indemnify and hold harmless Custodian from and against any liability arising from any failure of Fund to furnish such information in a timely and accurate manner, even if Fund subsequently provides accurate but untimely information. It shall be the responsibility of Fund to furnish Custodian with the declaration, record and payment dates and amounts of any dividends or income and any other special actions required concerning each of its securities when Custodian may not reasonably be expected to have knowledge thereof.

         U.       Accounts and Records Property of Fund

                  Custodian acknowledges that all of the accounts and records maintained by Custodian pursuant to this Agreement are the property of Fund, and will be made available to Fund for inspection or reproduction within a reasonable period of time, upon demand. Custodian will assist Fund's independent auditors, or upon approval of Fund, or upon demand, any regulatory body, having jurisdiction over the Fund or Custodian, in any requested review of Fund's accounts and records but shall be reimbursed for all reasonable expenses and employee time invested in any such review outside of routine and normal periodic reviews. Upon receipt from Fund of the necessary information, Custodian will supply necessary data for Fund's completion of any necessary tax returns, questionnaires, periodic reports to shareholders and such other reports and information requests as Fund and Custodian shall agree upon from time to time.

         V.       Adoption of Procedures

                  Custodian and Fund may from time to time adopt procedures as they agree upon, and Custodian may conclusively assume that no procedure approved by Fund, or directed by Fund, conflicts with or violates any requirements of its prospectus, Articles of Incorporation, Bylaws, or any rule or regulation of any regulatory body or governmental agency applicable to Fund. Fund will be responsible to notify Custodian of any changes in statutes, regulations, rules or policies applicable to Fund which might necessitate changes in Custodian's responsibilities or procedures.

         W.       Calculation of Net Asset Value

                  Custodian will calculate the Fund's net asset value, in accordance with Fund's prospectus, once weekly, as of such time as Fund may specify. Custodian may for this purpose make use of outside services normally used and contracted for this purpose and designated by Fund; all other securities will be evaluated in accordance with Fund's instructions. Custodian will have no responsibility for the accuracy of the prices quoted by these outside services of for the information supplied by Fund or upon instructions; provided, however, that the foregoing shall not relieve Custodian of its liability hereunder to the extent attributable to its own negligence or bad faith.

         X.       Overdrafts

                  If Custodian shall in its sole discretion advance funds to the account of the Fund which results in an overdraft because the monies held by Custodian on behalf of the Fund are insufficient to pay the total amount payable upon a purchase of securities as specified in Fund's instructions or for some other reason, the amount of the overdraft shall be payable by the Fund to Custodian upon demand and shall bear the overdraft charge rate set forth on the Fee Schedule attached hereto as Exhibit B from the date advanced until the date of payment. Custodian shall have a lien on the assets of the Fund in the amount of any outstanding overdraft. Custodian shall be entitled to charge against any monies held by it for the account of the Fund the amount of any such overdraft and accrued overdraft charges.

4.       INSTRUCTIONS.

         A. The term "instructions," as used herein, means written or oral instructions to Custodian from a designated representative of Fund. Certified copies of resolutions of the Board of Directors of Fund naming one or more designated representatives to give instructions in the name and on behalf of Fund, may be received and accepted from time to time by Custodian as conclusive evidence of the authority of any designated representative to act for Fund and may be considered to be in full force and effect (and Custodian will be fully protected in acting in reliance thereon) until receipt by Custodian of notice to the contrary. Unless the resolution delegating authority to any person to give instructions specifically requires that the approval of anyone else will first have been obtained, Custodian will be under no obligation to inquire into the right of the person giving such instructions to do so. Notwithstanding any of the foregoing provisions of this Section 4. no authorizations or instructions received by Custodian from Fund, will be deemed to authorize or permit any trustee, officer, employee, or agent of Fund to withdraw any of the securities or similar investments of Fund upon the mere receipt of such authorization or instructions from such trustee, officer, employee or agent.

         B. No later than the next business day immediately following each oral instruction, Fund will send Custodian written confirmation of such oral instruction. At Custodian's sole discretion, Custodian may record on tape, or otherwise, any oral instruction whether given in person or via telephone, each such recording identifying the parties, the date and the time of the beginning and ending of such oral instruction.

5.       LIMITATION OF LIABILITY OF CUSTODIAN.

         A. Custodian shall hold harmless and indemnify Fund from and against any loss or liability arising out of Custodian's failure to comply with the terms of this Agreement or arising out of Custodian's negligence or bad faith; provided, however, that Custodian shall not be liable for consequential, special or punitive damages in any event. Custodian may request and obtain the advice and opinion of counsel for Fund, or of its own counsel with respect to questions or matters of law, and it shall be without liability to Fund for any action reasonably taken or omitted by it in good faith, in conformity with such advice or opinion. If Custodian reasonably believes that it could not prudently act according to the instructions of the Fund or the Fund's counsel, it may in its discretion, with prior notice to the Fund, not act according to such instructions.

         B. Custodian may rely upon the advice of Fund and upon statements of Fund's public accountants and other persons believed by it in good faith to be expert in matters upon which they are consulted, and Custodian shall not be liable for any actions taken, reasonably and in good faith, upon such statements.

         C. If Fund requires Custodian in any capacity to take, with respect to any securities, any action which involves the payment of money by Custodian, or which in Custodian's opinion might make it or its nominee liable for payment of monies or in any other way, Custodian, upon notice to Fund given prior to such actions, shall be kept indemnified by Fund in an amount and form satisfactory to Custodian against any liability on account of such action.

         D. Custodian shall be entitled to receive, and Fund agrees to pay to Custodian, on demand, reimbursement for such reasonable cash disbursements, costs and expenses as may be agreed upon from time to time by Custodian and Fund.

         E. Custodian shall be protected in acting as custodian hereunder upon any instructions, advice, notice, request, consent, certificate or other instrument or paper reasonably appearing to it to be genuine and to have been properly executed and shall, unless otherwise specifically provided herein, be entitled to receive as conclusive proof of any fact or matter required to be ascertained from Fund hereunder, a certificate signed by the Fund's President, or other officer specifically authorized for such purpose.

         F. Without limiting the generality of the foregoing, Custodian shall be under no duty or obligation to inquire into, and shall not be liable for:

                  1. The validity of the issue of any securities purchased by or for Fund, the legality of the purchase thereof or the legality of the evidence of ownership required by Fund to be received by Custodian, or the propriety of the decision to purchase or amount paid therefor;

                  2. The legality of the sale of any securities by or for Fund, or the propriety of the amount for which the same are sold;

                  3. The legality of the issue or sale of any Fund Shares, or the sufficiency of the amount to be received therefor;

                  4. The legality of the repurchase or redemption of any Fund Shares, or the propriety of the amount to be paid therefor; or

                  5. The legality of the declaration of any dividend by Fund, or the legality of the issue of any Fund Shares in payment of any stock dividend.

         G. Custodian shall not be liable for, or considered to be Custodian of, any money represented by any check, draft, wire transfer, clearinghouse funds, uncollected funds, or instrument for the payment of money received by it on behalf of

                  Fund, until Custodian actually receives such money, provided only that it shall advise Fund promptly if it fails to receive any such money in the ordinary course of business, and use its best efforts and cooperate with Fund toward the end that such money shall be received.

         H. Except as provided under Section 3.S., Custodian shall not be responsible for loss occasioned by the acts, neglects, defaults or insolvency of any broker, bank, trust company, or any other person with whom Custodian may deal; provided, however, that the foregoing shall not relieve Custodian of its liability hereunder to the extent attributable to its own negligence or bad faith.

         I. Custodian shall not be responsible or liable for the failure or delay in performance of its obligations under this Agreement, or those of any entity for which it is responsible hereunder, to the extent arising out of or caused, directly or indirectly, by circumstances beyond the affected entity's control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornados, acts of God or public enemy, revolutions, or insurrection. For purposes of this paragraph, no circumstances shall be deemed to be within any entity's "control" if performance of the affected obligation hereunder would require unreasonable effort or expense.

6. COMPENSATION. Fund will pay to Custodian such compensation as is stated in the Fee Schedule attached hereto as Exhibit B which may be changed from time to time as agreed to in writing by Custodian and Fund.

7. TERMINATION. Either party to this Agreement may terminate the same by notice in writing, delivered or mailed, postage prepaid, to the other party hereto and received not less than sixty (60) days prior to the date upon which such termination will take effect, provided, that the Fund may at any time by action of its Board of Directors immediately terminate this Agreement in the event of the bankruptcy or insolvency of or the appointment of a conservator or receiver for the Custodian or upon the happening of a like event at the director of an appropriate regulatory agency or court of competent jurisdiction. Upon termination of this Agreement, Fund will pay to Custodian such compensation for its reimbursable disbursements, costs and expenses paid or incurred to such date and Fund will use its best efforts to obtain a successor custodian. Custodian will, upon termination of this Agreement and payment of all sums due to Custodian hereunder, deliver to the successor custodian, at Custodian's office, all securities then held by Custodian hereunder, duly endorsed and in form for transfer, all funds and other properties of Fund deposited with or held by Custodian hereunder, or will co-operate in effecting changes in book-entries at the Depository Trust Company, Participants Trust Company or in the Treasury/Federal Reserve Book-Entry System pursuant to 31 CFR Sec. 306.118. In the event no written order designating a successor custodian has been delivered to Custodian on or before the date when such termination becomes effective, then Custodian may deliver the securities, funds and properties of Fund to a bank or trust company at the selection of Custodian and meeting the qualifications for custodian, if any, set forth in the Bylaws of Fund and having not less than Five Million Dollars ($5,000,000) aggregate capital, surplus and undivided profits, as shown by its last published report, or Custodian may make any other delivery of the securities, funds and property of Fund which is permitted by the 1940 Act, Fund's Articles of Incorporation and Bylaws then in effect or apply to a court of competent jurisdiction for the appointment of a successor custodian. Upon delivery to a successor custodian, Custodian will have no further obligations or liabilities under this Agreement, other than such as may have arisen prior to, or in respect of events occurring prior to, such delivery. Thereafter such successor will be the successor custodian under this Agreement and will be entitled to reasonable compensation for its services. In the event that securities, funds and other properties remain in the possession of the Custodian after the date of termination hereof owing to failure of the Fund to appoint a successor Custodian, the Custodian shall be entitled to compensation in accordance with the then-current fee schedule for its services during such period as the Custodian retains possession of such securities, funds and other properties and the provisions of this Agreement relating to the duties and obligations of the Custodian shall remain in full force and effect. In addition to the obligations of the Custodian under this Agreement, upon termination of this Agreement, all records maintained by the Custodian in machine readable form relating to the services to be performed by the Custodian under this Agreement shall upon request be surrendered to the Fund or its agent in machine readable form, and for reasonable compensation as agreed to by the parties, the Custodian shall reasonably assist in the conversion of such records to the recordkeeping system of the successor to the Custodian and shall provide other information relating to its services provided hereunder which is reasonably needed to effect such conversion; provided, however, that the foregoing shall not require disclosure of any proprietary information, trade secrets or other confidential information of Custodian or any subcustodian, nor shall it require Custodian or any subcustodian to reformat or alter any data or to perform or develop any changes in programming or other alterations in any recordkeeping system.

8. NOTICES. Notices, requests, instructions and other writings addressed to Fund at 901 East Byrd Street, Richmond, Virginia 23219 or at such other address as Fund may have designated to Custodian in writing, will be deemed to have been properly given to Fund hereunder; and notices, requests, instructions and other writings addressed to Custodian at its offices at 127 West 10th Street, Kansas City, Missouri 64105,
         Attention: Custody Department or to such other address as it may have designated to Fund in writing, will be deemed to have been properly given to Custodian hereunder.

9. REPORTS. The Custodian shall provide the Fund annually reports by independent public accountants on the accounting system, internal accounting control and procedures for safeguarding securities, including securities deposited and/or maintained in a Securities System, relating to the services provided by the Custodian under this Agreement; such reports shall be of sufficient scope and in sufficient detail to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, shall so state. The Custodian shall take all reasonable action, as the Fund may from time to time request, to obtain from year to year favorable opinions from the Fund's independent accountants with respect to its activities hereunder to the extent such activities involve the creation and maintenance of records used by the Fund in connection with the preparation of the Fund's registration statement and amendments thereto, the Fund's Form N-2, and Form N-SAR or other annual reports to the Securities and Exchange Commission and with respect to any other requirements of such Commission.

10. CONFIDENTIALITY. The Custodian, its employees and officers, shall not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement, will keep confidential any information obtained pursuant to the arrangement under this Agreement and will disclose such information only if the Fund has authorized such disclosure, or if such disclosure is required by applicable law or federal or state regulatory authorities.

11.      MISCELLANEOUS.

         A. This Agreement shall be construed according to, and the rights and liabilities of the parties hereto shall be governed by, the laws of the State of Missouri.

         B. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

         C. The representations and warranties, and the indemnifications extended hereunder, if any, are intended to and shall continue after and survive the expiration, termination or cancellation of this Agreement.

         D. No provisions of the Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed each party hereto.

         E. The captions in the Agreement are included for convenience of reference only, and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

         F. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         G. If any part, term or provision of this Agreement is by the courts held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

         H. This Agreement may not be assigned by either party hereto without prior written consent of the other party.

         I. Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and between Custodian and Fund.

         J. Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by either party hereunder shall not affect any rights or obligations of the other party hereunder.

         K. If any provision of this Agreement, whether in its present form or as amended from time to time, limits, qualifies or conflicts with the 1940 Act or the rules and regulations promulgated thereunder, the latter shall be deemed to control and supersede such provision without nullifying or terminating the remainder of this Agreement.

         L. The Custodian will not release the identity of the Fund to an issuer which requests such information pursuant to the Shareholder Communications Act of 1985 for the specific purpose of direct communications between such issuer and the Fund unless the Fund directs the Custodian otherwise.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers.

                                              INVESTORS FIDUCIARY TRUST COMPANY


                                              By: ______________________________

                                              Title: ___________________________


                                              AMERICA'S UTILITY FUND


                                              By: ______________________________

                                              Title: ___________________________